                                                                   Exhibit 23.11


                     CONSENT OF INDEPENDENT OF ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of United Rentals, Inc. for the registration of up to $750,000,000 of its common stock, preferred stock or debt securities, of our reports dated March 6, 1998 and October 28, 1998, on our audits of the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and August 31, 1998 and for the year ended December 31, 1997 and of our reports dated March 25, 1998 and October 28, 1998 on our audits of the consolidated financial statements of McClinch, Inc., and Subsidiaries as of January 31, 1998 and August 31, 1998 and for the year ended January 31, 1998. We also consent to the reference to our firm under the caption "Experts".



PricewaterhouseCoopers LLP
Stamford, Connecticut
January 5, 1999